Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2020, with respect to the consolidated financial statements of Vertiv Holdings, LLC in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-1) and related prospectus supplement of Vertiv Holdings Co dated November 5, 2020.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

November 5, 2020